SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

UBS AG

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	90-0186363
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

Bahnhofstrasse 45, CH-8098 – Zurich, Switzerland Aeschenvorstadt 1, CH-4051 – Basel, Switzerland	N/A
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates:	333-178960
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
ETRACS Monthly Pay 2xLeveraged S&P Dividend ETN due May 22, 2042	NYSE Arca, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered

The Registrant filed with the Securities and Exchange Commission (the “Commission”) on January 11, 2012 a Registration Statement on Form F-3ASR (Registration Statement No. 333-178960) (the “Registration Statement”) containing a prospectus, dated January 11, 2012, relating to the Registrant’s Debt Securities and Warrants (the “Prospectus”). The Registration Statement was automatically effective upon filing with the Commission. On March 20, 2012, the Registrant filed with the Commission a product supplement relating to the Registrant’s Monthly Pay 2xLeveraged Exchange Traded Access Securities (the “Product Supplement”). On the date hereof, the Registrant filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 a pricing supplement, dated May 22, 2012 (the “Pricing Supplement”), to the Prospectus and the Product Supplement relating to a series of the Registrant’s Exchange Traded Access Securities (“ETRACS”), the ETRACS Monthly Pay 2xLeveraged S&P Dividend ETN due May 22, 2042, which is part of the Registrant’s Medium-Term Notes, Series A. The Pricing Supplement, the Product Supplement and the Prospectus are incorporated by reference to the extent set forth below.

The material set forth (i) under the headings “Description of Debt Securities We May Offer” on pages 10 to 29, “Considerations Relating to Indexed Securities” on pages 50 to 52, “U.S. Tax Considerations” on pages 55 to 65 and “Tax Considerations Under the Laws of Switzerland” on pages 66 to 67 in the Prospectus; (ii) in the Product Supplement; and (iii) in the Pricing Supplement are each incorporated herein by reference. The outstanding principal amount of each series of the securities registered hereby may be increased from time to time in the future due to further issuances of securities of that series having substantially the same terms. If any such additional securities are issued, a pricing supplement relating to them will be filed with the Securities and Exchange Commission and will be incorporated herein by reference. The securities registered hereby are, and any additional securities registered hereby in the future will be, all part of a single series as described in the documents referenced above.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Commission in connection with this Registration Statement on Form 8-A:

1.	Debt Indenture, dated as of November 21, 2000, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement no. 333-132747).

2.	First Supplemental Indenture, dated as of February 28, 2006, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s registration statement no. 333-132747).

3.	Form of ETRACS Monthly Pay 2xLeveraged S&P Dividend ETN due May 22, 2042.

4.	Officers’ Certificate of the Registrant pursuant to Section 301 of the Debt Indenture setting forth the terms of the Registrant’s Medium-Term Notes, Series A (incorporated by reference to Exhibit 4 of the Registrant’s registration statement on Form 8-A, filed with the Commission on March 21, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UBS AG
(Registrant)

Dated:   May 22, 2012

By:	/s/ Hina Mehta
Name:	Hina Mehta
Title:	Executive Director and Counsel Region Americas Legal

By:	/s/ Gordon S. Kiesling
Name:	Gordon S. Kiesling
Title:	Executive Director and Counsel Region Americas Legal

Exhibit No.	Description of Exhibit

1.	Debt Indenture, dated as of November 21, 2000, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement no. 333-132747).

2.	First Supplemental Indenture, dated as of February 28, 2006, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s registration statement no. 333-132747).

3.	Form of ETRACS Monthly Pay 2xLeveraged S&P Dividend ETN due May 22, 2042.

4.	Officers’ Certificate of the Registrant pursuant to Section 301 of the Debt Indenture setting forth the terms of the Registrant’s Medium-Term Notes, Series A (incorporated by reference to Exhibit 4 of the Registrant’s registration statement on Form 8-A, filed with the Commission on March 21, 2012).